Exhibit 99.1

IAC EXTENDS CONSENT TIME AND EXPIRATION TIME IN CONNECTION WITH ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 7% SENIOR NOTES DUE 2013

NEW YORK — July 9, 2008 — IAC (NASDAQ: IACI) announced today, in connection with its previously announced cash tender offer for any and all of its outstanding 7% Senior Notes due 2013 (the “Notes”) (CUSIP Nos. 902984AD5 & 902984AC7 / ISINs US902984AD51, US902984AC78 & USU9033KAA26) and related consent solicitation to amend the indenture governing the Notes, that it is extending the Consent Time (as defined in the Offer to Purchase and Consent Solicitation Statement dated June 11, 2008 (the “Offer to Purchase”)) from 5:00 p.m., New York City time, on Wednesday, July 9, 2008, to 5:00 p.m., New York City time, on Wednesday, July 23, 2008, and is extending the Expiration Time (as defined in the Offer to Purchase) from Midnight, New York City time, on Wednesday, July 23, 2008, to Midnight, New York City time, on Wednesday, August 6, 2008.  IAC also is extending the Price Determination Date (as defined in the Offer to Purchase) from July 9, 2008 to July 23, 2008.  Holders who previously have tendered Notes do not need to retender their Notes or take any other action in response to these extensions.

Except for the extension of the Consent Time, Expiration Time and Price Determination Date as described above, the tender offer and consent solicitation and the Offer to Purchase and related Letter of Transmittal and Consent remain in full force and effect.  The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including (i) the Minimum Tender Condition, which requires that Notes representing not less than a majority in aggregate principal amount of Notes outstanding (excluding Notes owned by IAC or any of its affiliates) be validly tendered (and not validly withdrawn) prior to the Expiration Time; (ii) the Spin-Off Condition, which requires that all conditions precedent to the previously announced proposed spin-offs to IAC’s stockholders shall have been satisfied or waived by IAC and the distribution of shares of one or more of the companies to be spun-off shall have occurred prior to the Expiration Time; and (iii) the Indenture Condition, which requires that the supplemental indenture implementing the proposed amendments shall have been executed by the indenture trustee.  Although the conditions to the tender offer and consent solicitation include the Spin-Off Condition, consummation of the tender offer and consent solicitation is not a condition precedent to any of the proposed spin-offs.

The tender offer will expire at Midnight, New York City time, on August 6, 2008, unless further extended or earlier terminated by IAC.  The consent solicitation will expire at 5:00 p.m., New York City time, on July 23, 2008, unless further extended or earlier terminated by IAC.  The yield on the Reference Security (as defined in the Offer to Purchase) will be calculated at 2:00 p.m. on July 23, 2008, unless the Price Determination Date is further extended or the tender offer and consent solicitation are earlier terminated by IAC.  Except for the extensions described above, the complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and related Letter of Transmittal and Consent.

IAC has retained Morgan Stanley & Co., Incorporated to act as the Dealer Manager for the tender offer and the Solicitation Agent for the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Morgan Stanley at (800) 624-1808 (toll-free) or (212) 761-1941 (collect) (Attn: Liability Management). Requests for documentation may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer and consent solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes.  The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase that IAC has distributed to holders of Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Important Information

The matters discussed herein contain forward-looking statements. These statements involve risks and uncertainties. Additionally, IAC is subject to other risks and uncertainties set forth in its filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

About IAC

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com.

Contacts

IAC Investor Relations:	IAC Corporate Communications:
Eoin Ryan	Stacy Simpson/ Leslie Cafferty
(212) 314-7400	(212) 314-7470/ 7326